Exhibit 99.1

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September __, 2022, by and between Renovacor, Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder”) of Rocket Pharmaceuticals, Inc., a Delaware corporation (“Parent”).

WITNESSETH:

WHEREAS, contemporaneously with the execution of this Agreement, the Company, Parent, Zebrafish Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”) and Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub I will merge with and into the Company (the “First Merger”) and (ii), the Company as the surviving corporation of the First Merger, will merge with and into Merger Sub II with Merger Sub II continuing as the surviving limited liability company and a wholly owned Subsidiary of Parent (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, pursuant to the Mergers, all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in Section 2.08 of the Merger Agreement, subject to and conditioned upon the terms and conditions therein;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined below) of the Parent Securities as set forth on Schedule A hereto; and

WHEREAS, as a condition and inducement to the willingness of the Company and Parent to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.           Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)         “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

(b)         “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 8 thereof, (ii) such date and time of any material modification, waiver or amendment to any provision of the Merger Agreement without the Stockholder’s consent that reduces the amount or changes the form of consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, (iii) the First Effective Time; provided that the termination hereof shall not relieve the Stockholder of any liability arising out of any breach hereof and (iv) the time that the Parent Stockholder Approval has been obtained.

(c)         “Shares” shall mean (i) all shares of capital stock of the Parent (including the Parent Shares) beneficially owned by the Stockholder or the Stockholder’s Affiliates as of the date hereof and (ii) all additional shares of capital stock of the Parent (including the Parent Shares) which the Stockholder or the Stockholder’s Affiliates acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any convertible or derivative security (including any Parent Options or Parent Warrants), stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d)         “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) offers, sells, pledges, encumbers, hypothecates, assigns, loans, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in or right to such Share, (ii) deposits any Share into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

2.           Transfer.

(a)          The Stockholder agrees that from the date hereof until the Expiration Date, the Stockholder shall not Transfer (or cause, permit or commit to the Transfer of) any of the Shares, or enter into any agreement relating thereto. Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Shares in breach or violation of this Agreement shall be void and of no force or effect.

(b)          Section 2(a) shall not prohibit a Transfer of Shares by the Stockholder (a) if the Stockholder is an individual, (i) to any member of the Stockholder’s immediate family, or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, or otherwise for estate planning purposes, or (ii) by will or under the laws of intestacy upon the death of the Stockholder; (b) to Affiliates of the Stockholder; (c) to any custodian or nominee for the purpose of holding such Shares for the account of the Stockholder or the Stockholder’s Affiliates; (d) if such Transfers or dispositions do not involve a change in beneficial ownership; (e) if the Stockholder is a trust, to any beneficiary of the Stockholder or the estate of any such beneficiary; (f) by operation of law or to a charitable organization qualified under Section 501(c)(3) of the Code; (g) by exercise of a Parent Option or Parent Warrant (including a net or cashless exercise of such Parent Option or Parent Warrant, as applicable, to purchase Parent Shares); (h) to Parent to cover tax withholding obligations of the Stockholder in connection with any option exercise or the vesting of any restricted stock or restricted stock unit award, provided that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; or (i) with the Company’s prior written consent; provided, however, that a Transfer referred to in clauses (a), (b), (d), (e) and (f) of this sentence shall be permitted only if (as a precondition to such Transfer), the transferee agrees in writing to be bound by all of the terms of this Agreement applicable to the Stockholder (clauses (a) through (i), each referred to as “Permitted Transfers”).

3.           Agreement to Vote Shares.

(a)          From the date hereof until the earlier of (x) the receipt of the Parent Stockholder Approval and (y) the Expiration Date, at every meeting of the Parent Stockholders, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Parent Stockholders, the Stockholder (in the Stockholder’s capacity as such) agrees, unconditionally and irrevocably, to appear at each such meeting or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum and to vote, or to cause the holder of record on any applicable record date to vote, all Shares that are then-owned by the Stockholder and entitled to vote or act by written consent:

(i)           in favor of the proposal to issue Parent Shares (the “Parent Share Issuance”) in connection with the First Merger and in accordance with the Merger Agreement;

(ii)          against approval of any proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement or the Mergers or any of the other Contemplated Transactions, including the Parent Share Issuance;

(iii)         against any action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other Contemplated Transactions, including the Parent Share Issuance;

(iv)         in favor of any proposal to adjourn or postpone any Parent Stockholders’ Meeting to a later date if there are not sufficient votes for the approval of the Parent Share Issuance on the date on which such meeting is held to the extent permitted or required pursuant to Section 6.03 of the Merger Agreement; and

(v)          in favor of any other matter necessary or appropriate to effect the consummation of the Contemplated Transactions, including the Mergers and the Parent Share Issuance.

The Stockholder shall retain at all times the right to vote the Stockholder’s Shares in the Stockholder’s sole discretion and without any other limitation on any matters other than those set forth in clauses (i) through (iv), above, that are at any time or from time to time presented for consideration to Parent Stockholders generally.

(b)          The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.         Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, or a designee of the Stockholder, who is a director or officer of Parent from acting in such capacity or fulfilling the obligations of such office, including by voting, in the Stockholder’s capacity as a director of Parent, in the Stockholder’s, or the Stockholder’s designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a Parent Stockholder). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Parent.

5.           Certain Other Actions. The Stockholder hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Parent Board or the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

6.           Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a)          Power; Organization; Binding Agreement. The Stockholder has full power and authority (or capacity, if the Stockholder is a natural person) to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is not a natural person, the Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Stockholder or (iii) if the Stockholder is not a natural person, violate the constituent or organizational document of the Stockholder, except, in each case, as would not prevent or materially delay the Stockholder from performing the Stockholder’s obligations under this Agreement.

(c)         Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the Parent equity securities set forth on Exhibit A hereto, all of which are free and clear of any Lien (except any Permitted Lien) and (ii) except as set forth on Exhibit A hereto, does not own, beneficially or otherwise, any voting securities of Parent.

(d)          Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement.

(e)          No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in the Stockholder’s capacity as such.

(f)          Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (whether tangible or intangible) or, if the Stockholder is an entity, any of the Stockholder’s officers or directors (in their capacities as such), arising out of or relating to: (i) the Stockholder’s beneficial ownership of the Parent equity securities or any right to acquire the same, (ii) the Stockholder’s capacity as a Parent Stockholder or (iii) any other Contract between the Stockholder (or any of its Affiliates) and Parent (or any of its Affiliates), nor to the knowledge of the Stockholder is there any reasonable basis therefor that would reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder. There is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder with respect to which the Stockholder has the right, pursuant to Contract, the Laws of the State of Delaware or otherwise, to indemnification from Parent or any of its Affiliates related to facts and circumstances existing prior to the date hereof.

(g)          Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

7.           Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

(a)          Power; Organization; Binding Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform the Company’s obligations hereunder and to consummate the transactions contemplated hereby. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          No Conflicts. None of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Company is a party or by which the Company may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Company or (iii) violate the constituent or organizational document of the Company, except, in each case, as would not prevent or materially delay the Company from performing the Company’s obligations under this Agreement.

8.          Disclosure. The Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the SEC (including the Joint Proxy Statement and Registration Statement) that the Company and Parent, as applicable, reasonably determines to be necessary in connection with the Mergers and the Contemplated Transactions, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. The Stockholder shall as promptly as practicable to notify Parent and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

9.           No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

10.         Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of Parent, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

11.         Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Shares).

12.        Termination. This Agreement, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to such termination, provided that in no event shall the Stockholder’s monetary damages exceed the value of the aggregate consideration to which the Stockholder and the Stockholder’s Affiliates would be entitled pursuant to the Merger Agreement. This Section 12 and Sections 1, 4 and 13 shall survive any termination of this Agreement.

13.         Miscellaneous.

(a)        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Body of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b)          Survival of Representations and Warranties. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.

(c)         Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(d)         Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(e)          Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a breach of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such breach (or threatened breach), the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

(f)          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received (i) when personally delivered, (ii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (iii) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (iv) when sent by electronic mail; provided, that the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Company:

Renovacor, Inc.
201 Broadway, Suite 310
Cambridge, MA 02139
Attention:             Magdalene Cook, Chief Executive Officer
Email:                   mcook@renovacor.com

with copies (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders, LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention:             Rachael Bushey; Jennifer Porter
Email:                   rachael.bushey@troutman.com; jennifer.porter@troutman.com

Notices to the Stockholder:

[●]
[●]
Attention:	[●]
Email:	[●]

(g)         No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by the other party with such party’s obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(h)          No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i)          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(j)          Submission to Jurisdiction. The parties agree that the appropriate Forum for any disputes between the parties hereto arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or such party’s property, each such party hereby irrevocably (i) waives such immunity in respect of such party’s obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in this Section 13(j).

(k)          Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(l)          Entire Agreement. This Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(m)         Interpretation.

(i)           Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii)          The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(n)          Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(o)          Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(p)         No Agreement Until Executed. Irrespective of negotiations between the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) each of the Parent Board and Company Board, as applicable, has approved, for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by each party hereto.

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Execution Version

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

COMPANY

Renovacor, Inc.

By:
Name:
Title:

STOCKHOLDER

[Stockholder]

By:
Name:
Title:

Schedule A
Parent Shares, Parent Options, Parent RSUs, Parent Warrants

Stockholder	Parent Shares	Parent Shares underlying Parent Options	Parent Shares underlying Parent RSUs	Parent Shares underlying Parent Warrants	Total Shares